EXHIBIT 99.2

90-92 Main Street, P.O. Box 58
Wellsboro, PA   16901
Phone: (570) 724-3411     Fax: (570) 723-8097
E-Mail: cnemail@cnbankpa.com     Web Page: http://www.cnbankpa.com
Stock Symbol: CZNC
Chartered 1864
FEDERAL DEPOSIT INSURANCE CORP

December 31, 2011	QUARTERLY REPORT

Dear Shareholder:

I am pleased to report net income of $6,141,000 for the fourth quarter of 2011 which is a $1,257,000 increase over fourth quarter of 2010, or 25.7%.  Year-to-date earnings for 2011 were a record $23,368,000 which represents a $5,787,000 increase over the prior year.  Return on average assets was 1.78% and return on average equity was 15.3% for the year which places Citizens & Northern near the very top of its peer group.

The main factor for our strong earnings is a result of our continued improving net interest margin.  This improvement is basically a result of lower interest expense and a credit to provision for loan losses due to minimal loan losses.  At year-end non-performing assets to total assets stood at .73%.

We are encouraged by the continued rise in our stock price which closed the year at $18.47 per share, an increase of 24.29% over the prior year-end.

We continue to face many challenges as we move into 2012.  While parts of the local economy have benefited significantly from the Marcellus Shale exploration, the national economy remains weak and the regulatory burden will increase with many of the provisions of Dodd-Frank taking full effect.

I am confident that Citizens & Northern is well positioned to meet these challenges.  I solicit your continued support as our dedicated employees and Board of Directors continually strives to enhance shareholder value.

Charles H. Updegraff, Jr.
Chairman, President & CEO

CITIZENS & NORTHERN CORPORATION
BOARD OF DIRECTORS

Charles H. Updegraff, Jr. - Chairman
Dennis F. Beardslee	Raymond R. Mattie
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Leo F. Lambert	Ann M. Tyler
Edward L. Learn

DIRECTOR EMERITUS
R. Robert DeCamp

CITIZENS & NORTHERN BANK
1-877-838-2517
OFFICES
428 S. Main Street, ATHENS, PA 18810
3 Main Street, CANISTEO, NY 14823
10 N Main Street, COUDERSPORT, PA 16915
111 Main Street, DUSHORE, PA 18614
563 Main Street, EAST SMITHFIELD, PA 18817
104 Main Street, ELKLAND, PA  16920
135 East Fourth Street, EMPORIUM, PA 15834
6250 County Route 64, HORNELL, NY 14843
230-232 Railroad Street, JERSEY SHORE, PA 17740
102 E. Main Street, KNOXVILLE, PA 16928
514 Main Street, LAPORTE, PA 18626
4534 Williamson Trail LIBERTY, PA 16930
1085 S. Main Street, MANSFIELD, PA 16933
612 James Monroe Avenue, MONROETON, PA 18832
3461 Rte.405 Highway, MUNCY, PA 17756
100 Maple Street, PORT ALLEGANY, PA 16743
24 Thompson Street, RALSTON, PA 17763
1827 Elmira Street, SAYRE, PA 18840
2 E. Mountain Ave., SO. WILLIAMSPORT, PA  17702
41 Main Street, TIOGA, PA 16946
428 Main Street, TOWANDA, PA18848
Court House Square, TROY, PA 16947
90-92 Main Street, WELLSBORO, PA 16901
130 Court Street, WILLIAMSPORT, PA 17701
1510 Dewey Ave., WILLIAMSPORT, PA 17702
Route 6, WYSOX, PA 18854

TRUST & FINANCIAL MANAGEMENT GROUP
3 Main Street, Canisteo, NY 14823	607-698-4295
10 N Main Street, Coudersport, PA 16915	800-921-9150
1827 Elmira Street, Sayre, PA 18840	888-760-8192
428 Main Street, Towanda, PA 18848	888-987-8784
90-92 Main Street, Wellsboro, PA 16901	888-487-8784
130 Court Street, Williamsport, PA 17701	866-732-7213

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901
BANKCARD SERVICES - 90-92 Main St., Wellsboro PA 16901	800-577-8001
ELECTRONIC BANKING – 10 Nichols St., Wellsboro, PA 16901	877-838-2517
www.cnbankpa.com

C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(In Thousands, Except Per Share Data)   (Unaudited)

	4TH	3RD	4TH	YEAR ENDED
	QUARTER	QUARTER	QUARTER	DECEMBER 31,
	2011	2011	2010	2011	2010
	(Current)	(Prior Qtr)	(Prior Yr)	(Current)	(Prior Yr)
Interest and Dividend Income	$15,198	$15,317	$15,500	$61,256	$62,114
Interest Expense	2,804	3,108	4,310	13,556	19,245
Net Interest Income	12,394	12,209	11,190	47,700	42,869
(Credit) Provision for Loan Losses	(87)	(37)	719	(285)	1,191
Net Interest Income After (Credit) Provision for Loan Losses	12,481	12,246	10,471	47,985	41,678
Other Income	3,711	3,999	3,468	13,938	13,838
Net Gains on Available-for-sale Securities	188	26	64	2,216	829
Noninterest Expenses	7,948	8,052	7,708	32,057	31,490
Income Before Income Tax Provision	8,432	8,219	6,295	32,082	24,855
Income Tax Provision	2,291	2,230	1,411	8,714	5,800
Net Income	6,141	5,989	4,884	23,368	19,055
U.S. Treasury Preferred Dividends	-	-	-	-	1,474

Net Income Available to Common Shareholders	$6,141	$5,989	$4,884	$23,368	$17,581

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands, Except Per Share Data)    (Unaudited)

	DEC. 31,	SEPT. 30,	DEC. 31,
	2011	2011	2010
ASSETS
Cash & Due from Banks	$60,575	$55,754	$46,301
Available-for-sale Securities	481,685	472,113	443,956
Loans Held for Sale	939	1,218	5,247
Loans, Net	700,610	697,702	721,304
Intangible Assets	12,154	12,182	12,268
Other Assets	67,772	73,085	87,512
TOTAL ASSETS	$1,323,735	$1,312,054	$1,316,588

LIABILITIES
Deposits	$1,018,206	$995,730	$1,004,348
Repo Sweep Accounts	4,950	19,234	18,413
Total Deposits and Repo Sweeps	1,023,156	1,014,964	1,022,761
Borrowed Funds	125,363	128,024	148,495
Other Liabilities	7,831	7,856	6,388
TOTAL LIABILITIES	1,156,350	1,150,844	1,177,644

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	157,225	152,726	140,545
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Securities	10,791	8,787	(1,351)
Defined Benefit Plans	(631)	(303)	(250)
TOTAL SHAREHOLDERS' EQUITY	167,385	161,210	138,944
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,323,735	$1,312,054	$1,316,588

CONDENSED, CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data)       (Unaudited)

	YEAR ENDED		%
	DECEMBER 31,		INCREASE
	2011	2010	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$23,368	$19,055	22.63%
Return on Average Assets	1.78%	1.44%	23.61%
Return on Average Equity	15.30%	12.69%	20.57%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,323,735	$1,316,588	0.54%
Available-for-Sale Securities	481,685	443,956	8.50%
Loans (Net)	700,610	721,304	-2.87%
Allowance for Loan Losses	7,705	9,107	-15.39%
Deposits and Repo Sweep Accounts	1,023,156	1,022,761	0.04%

Trust Assets Under Management	634,782	608,843	4.26%

SHAREHOLDERS' VALUE
(PER COMMON SHARE)
Net Income - Basic	$1.92	$1.45	32.41%
Net Income - Diluted	$1.92	$1.45	32.41%
Dividends	$0.58	$0.39	48.72%
Common Book Value	$13.77	$11.43	20.47%
Tangible Common Book Value	$12.77	$10.42	22.55%
Market Value (Last Trade)	$18.47	$14.86	24.29%
Market Value / Common Book Value	134.13%	130.01%	3.17%
Market Value / Tangible Common Book Value	144.64%	142.61%	1.42%
Price Earnings Multiple	9.62	10.25	-6.15%
Dividend Yield	3.14%	2.62%	19.85%

SAFETY AND SOUNDNESS
Tangible Common Equity / Tangible Assets	11.84%	9.71%	21.94%
Nonperforming Assets / Total Assets	0.73%	0.92%	-20.65%
Allowance for Loan Losses / Total Loans	1.09%	1.25%	-12.80%
Total Risk Based Capital Ratio (a)	20.76%	17.17%	20.91%
Tier 1 Risk Based Capital Ratio (a)	19.55%	15.87%	23.19%
Leverage Ratio (a)	10.82%	9.20%	17.61%

AVERAGE BALANCES
Average Assets	$1,313,445	$1,326,145	-0.96%
Average Equity	152,718	150,133	1.72%

(a) Capital ratios are estimated.